Exhibit 10.1
SECOND AMENDMENT TO OFFER LETTER
NICK LAZZARO
THIS SECOND AMENDMENT (the “Amendment”) is entered into this 17th day of April, 2012 by and among Vonage Network LLC (the “Company”) and Nick Lazzaro (the “Executive”).
WHEREAS, the Company and the Executive entered into an Offer Letter dated as of February 9, 2009, which was amended on December 30, 2010 (as amended, the “Offer Letter”). Capitalized terms used but not otherwise defined herein shall have the same meanings as in the Offer Letter.
WHEREAS, the Executive has not undergone a “separation from service” (as defined under Section 409A of the Code); and
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereto agree as follows:
1.Section 1(a) of the Offer Letter is hereby deleted and replaced in its entirety with the following:
“You will be employed in the position of Senior Vice President, Product Development and Information Technology & Managing Director, Mobile Services.”
2.Section 3(a) of the Offer Letter is hereby deleted and replaced in its entirety with the following:
“The Company will pay you an annual base salary (“Base Salary”) of $395,000, less applicable withholding, payable in equal installments in accordance with the Company’s regular payroll practices for similarly situated employees, but in no event less frequently than biweekly in arrears.”
3.    Section 3 of the Offer Letter is hereby amended to add a new subparagraph (d) as follows:
“In recognition of your agreement to work for the Company as Senior Vice President, Product Development and Information Technology & Managing Director, Mobile Services, the Company will pay you a one-time, discretionary cash award of $150,000 (the “Incentive Award”), less applicable withholdings, no later than April 20, 2012 (the date on which the Incentive Award is paid, the “Incentive Award Payment Date”), subject to your continued employment with the Company through the Incentive Award Payment

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Date; provided, however, that if your employment with the Company is terminated by the Company for Cause or you terminate your employment other than for Good Reason, in each case prior to the first (1st) anniversary of the Incentive Award Payment Date, you shall repay to the Company the entire Incentive Award within ninety (90) days following your termination of employment with the Company. In the event the Company is required to initiate any action to seek repayment from you of the Incentive Award, the Company is entitled to recover all reasonable attorneys’ fees, expenses and costs associated with the recovery or attempted recovery of the Incentive Award, including but not limited to those incurred leading up to the filing of any action. You hereby acknowledge that the Incentive Award does not constitute “wages” or statutory compensation for purposes of all applicable law and that the terms and conditions of this Section 3(d) shall be enforceable against you in any court of competent jurisdiction. You hereby also represent and acknowledge that you have been advised to seek legal counsel to review the terms and conditions of the Amendment, including but not limited to this Section 3(d), and have been provided with the opportunity to do so.”
3.Compliance with Section 409A of the Code. The amendments to the Offer Letter under this Amendment are intended to comply with or be exempt from Section 409A of the Code and, accordingly, to the maximum extent permitted, shall be interpreted in a manner consistent with such intent and with any further regulatory, administrative or other official guidance under Section 409A of the Code that addresses the same subject matter. Nothing contained in this Amendment shall constitute any representation or warranty by the Company regarding compliance with Section 409A of the Code. The Company has no obligation to take any action to prevent the assessment of any additional income tax, interest or penalties under Section 409A of the Code on any person and the Company, its subsidiaries and affiliates shall not have any liability to you with respect thereto. The employees or representatives of the Company, its subsidiaries and affiliates shall not have any personal liability to the Executive with respect the assessment of any additional income tax under Section 409A of the Code.
4.Entire Agreement. The Offer Letter, together with this Amendment, constitutes the complete and exclusive understanding of the parties with respect to the Executive’s employment and supersedes any other prior oral or written agreements, arrangements or understandings between the Executive and the Company.
5.Full Force. Except as set forth in this Amendment, the Offer Letter remains in full force and effect.
6.Headings. The headings of the paragraphs of this Amendment are inserted for convenience only and shall not be deemed to constitute part of this Amendment or to affect the construction thereof.

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7.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.

VONAGE NETWORK LLC
By: _/s/ Barry Rowan_________________
Name: Barry Rowan
Title: VP & Treasurer

EXECUTIVE

_/s/ Nick Lazzaro_____________